Exhibit 99

ORBCOMM ANNOUNCES SECOND QUARTER 2015 RESULTS

– Total Revenues of $44.9 Million, Increased 85% Over Prior Year with Organic Growth of 20% –

– Adjusted EBITDA of $10.3 Million, Increased 102% Over Prior Year –

– Selected by Large Global Transportation OEM to Develop a Private Label Telematics Platform –

Rochelle Park, NJ, August 6, 2015 – ORBCOMM Inc. (NASDAQ: ORBC), a global provider of Machine-to-Machine (M2M) solutions, today announced financial results for the second quarter ended June 30, 2015.

The following financial highlights are in thousands of dollars.

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Service Revenues	$24,011	$14,902	$47,785	$29,328
Product Sales	$20,872	$9,396	$39,428	$14,320
Total Revenues	$44,883	$24,298	$87,213	$43,648
Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders	($12,217)	$1,394	($15,099)	$953
Net Income (Loss) – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders (1,5)	$1,641	$1,576	$1,210	$2,319
Basic EPS	($0.17)	$0.03	($0.21)	$0.02
Basic EPS – Ex-Items (2,5)	$0.02	$0.03	$0.02	$0.04
EBITDA (3,5)	($4,707)	$4,004	$523	$5,545
Adjusted EBITDA (4,5)	$10,337	$5,121	$19,382	$8,754

(1)	Net Income (Loss) – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders is defined as Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders, excluding Impairment Loss-satellite network, and Acquisition-related and integration costs.
(2)	Basic EPS – Ex-Items is defined as Basic EPS excluding Impairment Loss-satellite network, and Acquisition-related and integration costs.
(3)	EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), loss on debt extinguishment, provision for income taxes and depreciation and amortization.
(4)	Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, insurance recovery, and acquisition-related and integration costs.
(5)	A table presenting Net Income (Loss) – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders, EBITDA and Adjusted EBITDA, reconciled to GAAP Net Income and Basic EPS – Ex-Items reconciled to GAAP Basic EPS, is among other financial tables at the end of this release.

Recent Highlights:

•	For Q2 of 2015, Total Revenues were up 85% year-over-year to $44.9 million. Service Revenues were up 61% over the prior year to $24.0 million. Second quarter 2015 Product Sales of $20.9 million were 122% higher than the prior year. ORBCOMM completed the acquisitions of SkyWave and InSync in the first quarter of 2015 which had a positive impact on year-over-year comparisons. Organic revenue growth for the second quarter of 2015 was 20%.

•	Adjusted EBITDA for the second quarter of 2015 was $10.3 million, adding $5.2 million or 102% higher than the prior year. ORBCOMM’s basic EPS is a loss of ($0.17) for the second quarter of 2015 compared to $0.03 for the comparable period last year, lower largely due to an Impairment Loss of $12.7 million related to an OG2 satellite that lost communication (see Impairment Loss-satellite network below), Depreciation and Amortization expense of $6.6 million, higher by $4.5 million, related to additional satellites put into service in late-2014 and acquired intangible assets, higher Interest Expense of $1.3 million and Acquisition-Related and Integration costs of $1.1 million related to the recent acquisitions. Excluding Acquisition-Related and Integration costs of $1.1 million and the Satellite Impairment Loss of $12.7 million, Net Income (Loss) – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders was $1.6 million and Basic EPS – Ex-Items was $0.02 for the second quarter of 2015 compared to Net Income (Loss) – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders of $1.6 million and Basic EPS Ex-Items of $0.03 for the comparable period last year (see non-GAAP reconciliation table at the end of this release).

•	Net subscriber communicator additions for ORBCOMM were 35,000 in the second quarter of 2015, bringing the total billable subscriber communicators to 1,297,000 at June 30, 2015, compared to 915,000 at the end of the second quarter last year. Billable subscriber communicators increased 42% year-over-year.

•	ORBCOMM has been selected by a large transportation OEM to provide a customized global telematics platform for refrigeration units. This OEM’s cold chain monitoring solution will provide its customers with a leading-edge, global wireless solution comprised of a full suite of products including a new version of hardware, sensors and connectivity. We expect to start deploying in North America in the first quarter of 2016 with other regions following thereafter.

•	In Q2 of 2015, ORBCOMM received a number of prestigious Internet of Things (IoT) and M2M industry awards recognizing the company’s technological innovation and leadership.

•	On June 26, 2015, ORBCOMM announced that it was recognized by the 13th Annual American Business Awards with two 2015 Silver Stevie® Awards for the Most Innovative Company of the Year as well as the Communications Team of the Year. More than 3,300 nominations were submitted to The 2015 American Business Awards, and more than 200 executives nationwide participated in judging.

•	On June 4, 2015, ORBCOMM announced that it was named a winner of two Internet of Things (IoT) Evolution Product of the Year Awards for the ORBCOMM GT 1000 and the SkyWave IDP-782 by TMC, a global, integrated media company. The TMC award honors the best systems and solutions in IoT technology that are delivering on the promise of gathering information regardless of proximity.

•	On May 28, 2015, ORBCOMM announced that it won Connected World magazine’s inaugural 2015 Internet of Things (IoT) Innovations Award for both the ORBCOMM GT 1100 and the SkyWave IDP-782 hardware solutions. The winning business and consumer products were selected based on a variety of criteria, including most creative and technologically advanced products, services and platforms.

For more information on recent highlights, please visit www.orbcomm.com.

“We’ve been extremely active in product development, creating a number of award-winning solutions. As these solutions have hit the market, it’s led to record quarters for revenues. We are shipping a significant amount of new product, which we expect to lead to strong Service Revenues in the second half of the year,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “We are pleased to see that our work at integrating our most recent acquisitions, and building scale across the business is making an impact on our business. Large deployments such as Hub, Doosan and now the large transportation OEM, are continuing to solidify our market leadership position in the global M2M industry.”

“Results for the second quarter were operationally very strong with record Total Revenues, significant organic revenue growth of 20%, and good cost controls driving Adjusted EBITDA to $10.3 million at a margin of 23%,” said Robert Costantini, Chief Financial Officer of ORBCOMM. “Excluding the satellite Impairment Loss and the Acquisition-Related and Integration costs, we had Net Income – Ex-Items of $1.6 million and Basic EPS – Ex-Items of $0.02 per share.”

Financial Results and Highlights

Revenues

For the second quarter ended June 30, 2015, Service Revenues were up 61% over the prior year period in 2014 to $24.0 million. The increase in Service Revenues in Q2 of 2015 was driven by both organic growth and the recent acquisitions.

Product Sales during the second quarter of 2015 were $20.9 million compared to $9.4 million during the same period last year, increasing $11.5 million or 122%. The quarterly year-over-year increase in Product Sales was driven by large customer orders for our solutions, and was aided by sales from the acquired companies.

Total Revenues for the quarter ended June 30, 2015 were $44.9 million compared to $24.3 million during the same period of 2014, an increase of 85%.

Direct Costs and Operating Expenses

Total direct costs and operating expenses for the second quarter of 2015 were $56.4 million compared to $22.5 million during the same period in 2014. Direct costs, exclusive of Depreciation and Amortization, increased year-over-year largely due to increases in both Service Revenues and Product Sales and costs to operate the companies acquired. Gross Profit for the quarter ended June 30, 2015 was $21.8 million compared to $13.1 million for the prior year quarter, increasing $8.7 million or 66% due to the increase in Service Revenues and Product Sales.

Operating Expenses were higher than the prior year period primarily due to expenses from the companies acquired such as acquired employees, an Impairment Loss of $12.7 million related to an OG2 satellite that lost communication, higher Depreciation and Amortization, and higher Acquisition-Related and Integration costs of $1.1 million related to the recent acquisitions.

Impairment Loss-satellite network

In June 2015, the Company lost communication with one of the in-orbit OG2 satellites. While we are still trying to recover the satellite, due to the extended period without communication we are recording an impairment charge of $12.7 million to write-off the net book value of this satellite as of June 30, 2015. The loss of this one satellite is not expected to have a material adverse effect on network communications services. Prior to losing communication, this satellite experienced two short outages. Since the other OG2 satellites have not exhibited this problem, the Company believes the loss of communication is likely a workmanship or piece part issue, specific to this one satellite. Under the terms of our in-orbit insurance program, this satellite would be the first of our three satellite deductible across both OG2 launch missions.

Income (Loss) Before Income Taxes, Net Income (Loss), and Earnings Per Share

Income (Loss) Before Income Taxes for the second quarter of 2015 was a loss of ($12.6) million compared to income of $1.9 million for the second quarter of 2014, lower primarily due to higher costs as described above and higher Interest Expense of $1.3 million.

Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders was a loss of ($12.2) million for the three months ended June 30, 2015 compared to income of $1.4 million for the same three-month period in 2014. Basic Earnings Per Share were a loss of ($0.17) for the second quarter of 2015 versus $0.03 for the second quarter of 2014. Excluding Acquisition-Related and Integration costs of $1.1 million and the Satellite Impairment Loss of $12.7 million, Net Income (Loss) – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders was $1.6 million and Basic EPS – Ex-Items was $0.02 for the second quarter of 2015 compared to Net Income (Loss) – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders of $1.6 million and Basic EPS Ex-Items of $0.03 for the comparable period last year.

Net Income (Loss) – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders and Basic EPS – Ex-Items are non-GAAP financial measures used by the Company. Please see the financial tables at the end of the release for a reconciliation of Net Income (Loss) – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders and Basic EPS – Ex-Items.

EBITDA and Adjusted EBITDA

EBITDA for the second quarter of 2015 was a loss of $4.7 million compared to a gain of $4.0 million in the second quarter of 2014 and includes a $12.7 million Impairment Loss and $1.1 million in Acquisition-Related and Integration costs.

Adjusted EBITDA was $10.3 million for the second quarter of 2015 compared to $5.1 million in the second quarter of 2014, an increase of 102%.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company. Please see the financial tables at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet & Cash Flow

At June 30, 2015, Cash and Cash Equivalents and Restricted Cash were $65.9 million, compared to $81.9 million at March 31, 2015, decreasing $16.0 million. Cash decreased primarily due to Capital Expenditures of $18.6 million mostly related to milestone payments for the OG2 program, offset by Cash from Operations of $2.5 million.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions. To access the call, domestic participants should dial 1-888-778-9065 at least ten minutes prior to the start of the call. International callers should dial 1-913-312-1453. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s website at www.orbcomm.com, select the “Investors” tab, then select “Presentations” to access the link to the call. To listen to a telephone replay of the conference call, please dial 1-888-203-1112 domestically or 1-719-457-0820 internationally and enter reservation identification number 1269201. The replay will be available from approximately 3:30 PM ET on August 6, 2015, through 3:30 PM ET on August 20, 2015.

About ORBCOMM Inc.

ORBCOMM Inc. (NASDAQ: ORBC) is a leading global provider of Machine-to-Machine (M2M) communication solutions and the only commercial satellite network dedicated to M2M. ORBCOMM’s unique combination of global satellite, cellular and dual-mode network connectivity, hardware, web reporting applications and software is the M2M industry’s most complete service offering. Our solutions are designed to remotely track, monitor, and control fixed and mobile assets in core vertical markets including transportation & distribution, heavy equipment, industrial fixed assets, oil & gas, maritime, mining and government.

With nearly 20 years of innovation and expertise in M2M, ORBCOMM has more than 1.2 million subscribers with a diverse customer base including premier OEMs such as Caterpillar Inc., Doosan Infracore America, Hitachi Construction Machinery Co., Ltd., John Deere, Komatsu Ltd., and Volvo Construction Equipment, as well as end-to-end solutions customers such as C&S Wholesale, Canadian National Railways, CR England, Hub Group, KLLM Transport Services, Marten Transport, Swift Transportation, Target, Tropicana, Tyson Foods, Walmart and Werner Enterprises. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this presentation constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, estimates, objectives and expectations for future events and other statements that are not historical facts. Such forward-looking statements, including those concerning our expectations and estimates, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond our control, that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: the costs and expenses associated with the acquisition of SkyWave Mobile Communications Inc. (“SkyWave”); failure to successfully integrate SkyWave with our existing operations or failure to realize the expected benefits of the acquisition of SkyWave; dependence of SkyWave’s business on its commercial relationship with Inmarsat plc and the services provided by Inmarsat plc, including the continued availability of Inmarsat plc’s satellites; substantial losses we have incurred and may continue to incur; demand for and market acceptance of our products and services and the applications developed by us and our resellers; market acceptance and success of our Automatic Identification System business; dependence on a few significant customers, including a concentration in Brazil for SkyWave, loss or decline or slowdown in the growth in business from key customers, such as Caterpillar Inc., Komatsu Ltd., Hitachi Construction Machinery Co., Ltd., Union Pacific Railroad and Maersk Lines, and other value-added resellers, or VARs, and international value-added resellers, or IVARs for ORBCOMM and Onixsat, Satlink and Sascar, and other value-added Solution Providers, or SPs, for SkyWave; dependence on a few significant vendors or suppliers, loss or disruption or slowdown in the supply of products and services from key vendors, such as Inmarsat plc. and Amplus Communication Pte Ltd.; loss or decline or slowdown in growth in business of any of the specific industry sectors we serve, such as transportation, heavy equipment, fixed assets and maritime; our potential future need for additional capital to execute on our growth strategy; additional debt service acquired with or incurred in connection with existing or future business operations; our acquisitions may expose us to additional risks, such as unexpected costs, contingent or other liabilities, or weaknesses in internal controls, and expose us to issues related to non-compliance with domestic and foreign laws, particularly regarding our acquisitions of businesses domiciled in foreign countries; the terms of our credit agreement, under which we currently have borrowed $150 million and may borrow up to an additional $10 million, could restrict our business activities or our ability to execute our strategic objectives or adversely affect our financial performance; the inability to effect suitable investments, alliances and acquisitions or the failure to integrate and effectively operate the acquired businesses; fluctuations in foreign currency exchange rates; the inability of our subsidiaries, international resellers and licensees to develop markets outside the United States; the inability to obtain or maintain the necessary regulatory authorizations, approvals or licenses, including those that must be obtained and maintained by third parties, for particular countries or to operate our satellites; technological changes, pricing pressures and other competitive factors; satellite construction and launch failures, delays and cost overruns of our next-generation satellites and launch vehicles; in-orbit satellite failures or reduced performance of our existing satellites; our inability to replenish or expand our satellite constellation; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; significant liabilities created by products we sell; litigation proceedings; inability to operate due to changes or restrictions in the political, legal, regulatory, government, administrative and economic conditions and developments in the United States and other countries and territories in which we provide our services; ongoing global economic instability and uncertainty; changes in our business strategy; and the other risks described in our filings with the SEC.

We undertake no obligation to publicly revise any forward-looking statements or cautionary factors except as required by law. For more detail on these and other risks, please see Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, as amended, and other documents, on file with the Securities and Exchange Commission.

Contacts

Investor Inquiries:	Media Inquiries:

Michelle Ferris	Chuck Burgess
Director of Corporate Communications	President
ORBCOMM Inc.	The Abernathy MacGregor Group
703-433-6516	212-371-5999
ferris.michelle@orbcomm.com	clb@abmac.com

ORBCOMM Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$64,728	$91,565
Cash held for acquisition	—	123,000
Accounts receivable, net of allowance for doubtful accounts of $846 and $706, respectively	30,061	23,194
Inventories	17,308	11,650
Prepaid expenses and other current assets	5,252	2,333
Deferred income taxes	3,208	814

Total current assets	120,557	252,556
Satellite network and other equipment, net	189,683	180,621
Goodwill	102,128	39,870
Intangible assets, net	94,183	26,334
Restricted cash	1,195	1,195
Other assets	7,775	5,921
Deferred income taxes	50	51

Total assets	$515,571	$506,548

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$9,607	$8,750
Accrued liabilities	24,484	20,336
Current portion of deferred revenue	5,610	3,525

Total current liabilities	39,701	32,611
Note payable - related party	1,264	1,389
Note payable	150,000	150,000
Deferred revenue, net of current portion	2,693	2,579
Deferred tax liabilities	21,924	5,696
Other liabilities	4,309	5,764

Total liabilities	219,891	198,039

Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders’ equity
Preferred Stock Series A, par value $0.001; 1,000,000 shares authorized; 92,786 and 90,973 shares issued and outstanding	927	909
Common stock, par value $0.001; 250,000,000 share authorized; 70,486,173 and 70,109,488 shares issued at June 30, 2015 and December 31, 2014	70	70
Additional paid-in capital	378,972	376,297
Accumulated other comprehensive income	(1,181)	(583)
Accumulated deficit	(83,236)	(68,137)
Less treasury stock, at cost; 29,990 shares at June 30, 2015 and December 31, 2014	(96)	(96)

Total ORBCOMM Inc. stockholders’ equity	295,456	308,460
Noncontrolling interest	224	49

Total equity	295,680	308,509

Total liabilities and equity	$515,571	$506,548

ORBCOMM Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Service revenues	$24,011	$14,902	$47,785	$29,328
Product sales	20,872	9,396	39,428	14,320

Total revenues	44,883	24,298	87,213	43,648

Cost of revenues, exclusive of depreciation and amortization shown below:
Cost of services	8,318	4,630	16,022	9,700
Cost of product sales	14,790	6,547	28,738	10,574

Gross profit	21,775	13,121	42,453	23,374

Operating expenses:
Selling, general and administrative	11,025	8,314	22,466	15,120
Product development	1,818	641	3,426	1,320
Depreciation and amortization	6,640	2,190	13,095	3,989
Impairment loss - satellite network	12,748	—	12,748	—
Acquisition-related and integration costs	1,110	182	3,561	1,366

Income (loss) from operations	(11,566)	1,794	(12,843)	1,579

Other income (expense):
Interest income	85	16	156	18
Other income (expense)	204	61	392	45
Interest expense	(1,332)	—	(2,574)	(2)

Total other income (expense)	(1,043)	77	(2,026)	61

Income (loss) before income taxes	(12,609)	1,871	(14,869)	1,640
Income taxes	(386)	427	91	600

Net (loss) income	(12,223)	1,444	(14,960)	1,040
Less: Net (loss) income attributable to the noncontrolling interests	(15)	41	121	68

Net (loss) income attributable to ORBCOMM Inc.	$(12,208)	$1,403	$(15,081)	$972

Net (loss) income attributable to ORBCOMM Inc. common stockholders	$(12,217)	$1,394	$(15,099)	$953

Per share information-basic:
Net (loss) income attributable to ORBCOMM Inc. common stockholders	$(0.17)	$0.03	$(0.21)	$0.02

Per share information-diluted:
Net (loss) income attributable to ORBCOMM Inc. common stockholders	$(0.17)	$0.02	$(0.21)	$0.02

Weighted average common shares outstanding:
Basic	70,427	55,199	70,333	54,212

Diluted	70,427	56,780	70,333	55,976

ORBCOMM Inc.

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Six months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net (loss) income	$(14,960)	$1,040

Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Change in allowance for doubtful accounts	246	221
Change in the fair value of acquisition-related contingent consideration	(732)	(586)
Amortization of the fair value adjustment related to warranty liabilities acquired through acquisitions	(12)	(24)
Amortization of deferred financing fees	220	—
Depreciation and amortization	13,095	3,989
Impairment loss - satellite network	12,748	—
Stock-based compensation	2,235	1,775
Foreign exchange gains	(273)	(78)
Increase in fair value of indemnification assets	—	(126)
Loss on settlement agreement in connection with the indemnification assets	—	97
Deferred income taxes	(271)	297
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	7,772	(2,249)
Inventories	(4,525)	(1,053)
Prepaid expenses and other assets	(1,061)	(591)
Accounts payable and accrued liabilities	(8,255)	148
Deferred revenue	806	567
Other liabilities	302	89

Net cash provided by operating activities	7,335	3,516

Cash flows from investing activities, net of acquisition:
Acquisition of businesses, net of cash acquired	(133,408)	(28,883)
Capital expenditures	(22,818)	(31,677)
Cash released from escrow for acquisition	123,000	—
Proceeds received from settlement agreement in connection with the indemnification assets	—	691
Proceeds from warranty claim on acquired inventory	—	167

Net cash used in investing activities	(33,226)	(59,702)

Cash flows from financing activities
Proceeds received from issuance of common stock in connection with public offering, net of underwriters’ discounts and commissions and offering costs	—	36,607
Proceeds received from issuance of long-term debt	10,000	—
Cash paid for debt issuance costs	(842)	—
Proceeds received from exercise of stock options	244	62
Payment of deferred purchase consideration	—	(25)
Principal payment of revolving credit facility	(10,000)	—
Principal payments of capital leases	(48)	(90)

Net cash (used in) provided by financing activities	(646)	36,554

Effect of exchange rate changes on cash and cash equivalents	(300)	(45)

Net decrease in cash and cash equivalents	(26,837)	(19,677)
Beginning of period	91,565	68,354

End of period	$64,728	$48,677

The following table reconciles our Net Income attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2015	2014	2015	2014
Net Income (Loss) attributable to ORBCOMM Inc.	($12,208)	$1,403	($15,081)	$972
Net interest (income) expense	1,247	(16)	2,418	(16)
Provision (benefit) for income taxes	(386)	427	91	600
Depreciation and amortization	6,640	2,190	13,095	3,989

EBITDA	($4,707)	$4,004	$523	$5,545

Stock-based compensation	1,104	894	2,235	1,775
Noncontrolling interests	(15)	41	121	68
Acquisition-related and integration costs	1,110	182	3,561	1,366
In-orbit insurance	97	0	194	0
Impairment loss – satellite network	12,748	0	12,748	0

Adjusted EBITDA	$10,337	$5,121	$19,382	$8,754

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), loss on debt extinguishment, provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, adjusted for Stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, insurance recovery, and acquisition-related and integration costs is useful to investors to evaluate the Company’s core operating results and financial performance and its capacity to fund capital expenditures, because it excludes items that are significant non-cash or non-recurring expenses reflected in the Condensed Consolidated Statements of Operations. Adjusted EBITDA Margin equals Adjusted EBITDA divided by Total Revenues. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, Net Income or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin measures presented by other companies. A reconciliation table is presented above.

The following table reconciles our Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders to Net Income (Loss) – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders and Basic EPS to Basic EPS – Ex-Items for the periods shown:

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands except per share data)	2015	2014	2015	2014
Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders	($12,217)	$1,394	($15,099)	$953
Impairment Loss - satellite network Acquisition-related and integration costs	12,748 1,110	0 182	12,748 3,561	0 1,366

Net Income (Loss) – Ex-Items attributable to ORBCOMM Inc. Common Stockholders	$1,641	$1,576	$1,210	$2,319

Basic EPS	($0.17)	$0.03	($0.21)	$0.02
Impact of Adjustments on Basic EPS	$0.20	$0.00	$0.23	$0.03

Basic EPS – Ex-Items	$0.02	$0.03	$0.02	$0.04

Net Income (Loss) – Ex-Items attributable to ORBCOMM Inc. Common Stockholders is defined as Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders, excluding Impairment Loss-satellite network, and Acquisition-related and integration costs. Basic EPS – Ex-Items is defined as Basic EPS excluding Impairment Loss-satellite network, and Acquisition-related and integration costs. Net Income (Loss) – Ex-Items attributable to ORBCOMM Inc. Common Stockholders and Basic EPS – Ex-Items are non-GAAP financial measures used by the Company. These non-GAAP financial measures are used as a means to evaluate period-to-period comparisons. These non-GAAP measures are presented in this press release as management believes that they will provide investors with a means of evaluating, and an understanding of how management evaluates, the Company’s performance and results on a comparable basis that is not otherwise apparent on a GAAP basis, since many non-recurring, infrequent or non-cash items that management believes are not indicative of the core performance of the business may not be excluded when preparing financial measures under GAAP. These non-GAAP measures should not be considered in isolation from, as substitutes for, or superior to financial measures prepared in accordance with GAAP, or may be different from similarly titled measures reported by other companies. A reconciliation table is presented above.